Exhibit 3.5

Qinghai Zhongtian Boron Lithium Technology Co., Ltd.

Articles of Association

Chapter One General

Article 1 The purpose of the company: Through the establishment of the company organization form, shareholders jointly provide capital for investment to establish a new operating mechanism, contributing to the revitalization of the economy. The articles of association of the company shall be formulated according to the relevant provisions of the Company Law of the People's Republic of China and the Regulations on the Administration of Company Registration of the People's Republic of China.

Article 2 Name of company: Qinghai Zhongtian Boron Lithium Technology Co., Ltd.

Article 3 Company address: No. 60, East Renmin Road, Dachaidan Town, Haixi State, Qinghai Province.

Article 4 The Company is founded by three shareholders, and the shareholders are liable to the company with the pledged capital amount; the Company is liable for the debts and all assets. The company enjoys all the property rights of legal persons formed by shareholders’ investments, and owns the civil rights according to the law, bears civil liabilities, and has the qualification of an enterprise’s legal person.

Name of Shareholders (Name)

Certificate No. (ID number)

Zhang Mao 6301041946 10270515

Zhang Jian 110101196306250518

Zhao Ying 130302195509031864

Article 5 Business scope: The business scope of the company is the comprehensive development and utilization of Salt Lake resources and the research and development of products, the production and sale of the sodium borate, boron, boron trioxide, lithium carbonate, lithium chloride, the developmental equipment of Salt Lake and the procurement of the raw materials, boron mining, operation and maintenance of the mining equipment, commercial agency, computer network engineering, computer accessories, boron mining, production and sale of the industrial salt(the approved projects according to law, business activities can be carried out only after approval by the relevant departments) and road cargo transportation(operated according to business licenses).

Article 6 Operating period: long-term. The date of the company's business license issuance is the date of establishment of the company.

Chapter Two The Registered Capital, Amount of the Pledged Capital, Amount of the Actually Paid Capital

Article 7 The registered capital of the company is RMB 10 million Yuan. The registered capital of the company is the amount of capital pledged by all shareholders registered in accordance with the law in the company registration authority. The actual paid capital of the company is the amount of the capital actually invested by all shareholders and registered by the company registration authority according to the law.

Article 8 The table of the name of shareholders, the amount of the pledged capital, the amount of the actual capital paid, the capital contribution method, and the time of the capital contribution.

Name of shareholders	Amount of the pledged capital (ten thousand RMB)	Capital contribution method	Capital contribution ratio	Time of the capital contribution
Zhang Mao	760.6	Currency	76.06％	2019.1.29
Zhang Jian	209.1	Currency	20.91％	2019.1.29
Zhao Ying	30.3	Currency	3.03％	2019.1.29

Article 9 The registered capital of the company that each shareholder has pledged and paid shall be promptly in place.

Article 10 After the company is registered, issue a certificate of the capital contribution to shareholders. The certificate of the capital contribution shall indicate the name of the company, the date of the company’s foundation, the registered capital of the company, the name of shareholders, the amount of the paid capital contribution and the date of the capital contribution, the code number and date of the capital contribution certificate. The certificate of the contribution shall be stamped by the company. The certificate of the contribution is in duplicate and one copy for each shareholder and the company. If the certificate of capital contribution is lost, report to the company immediately for cancellation and re-issue the certificate after reviewed by the legal representative of the company.

Article 11 The Company shall set a register of shareholders, which shall include the name, residence, the amount of the capital contribution and the capital contribution certificate number of the shareholders.

Chapter Three Rights, Obligations and the Transfer Conditions of the Capital Contributions by Shareholders

Article 12 Shareholders shall, as funders, enjoy the owners’ right to benefit from their assets, make major decisions and select managers in proportion to their contributions, and shall undertake corresponding obligations.

Article 13 Rights of shareholders:

I. Attend shareholders’ meetings and have the voting rights according to the proportion of capital contributions;

II. Shareholders shall have the right to consult the shareholders’ meeting minutes and the company's financial accounting report;

III. Elect and be elected as an executive director or supervisor of a company;

IV. Shareholders receive dividends in proportion to their capital contributions. When the new capital of a company is increased, the shareholders may give priority to provide funds according to the proportion of their contributions;

V. The Company has the right for the preemption in transferring new capital or other shareholders;

VI. After the termination of the company, the remaining property of the company shall be divided according to the law.

Article 14 Shareholders’ obligations:

I. Pay their respective contributions in the full amount and on schedule;

II. The company's debts shall be borne within the amount of the pledged capital;

III. Comply with the provisions in the articles of association of the company;

Article 15 Transfer of the capital contributions:

I. Shareholders may transfer all or part of their capital contributions to each other;

II. When a shareholder transfers his capital contributions to a person other than these shareholders, he must obtain the consent of half of the other shareholders or more. The shareholders shall notify the other shareholders in writing of their shares’ transfer to obtain their consent. If the other shareholders fail to reply on the expiration of 30 days from the receipt date of the written notification, they shall be deemed to agree with the transfer. If more than half of the other shareholders do not agree, the shareholder who does not agree to transfer shall purchase the capital contribution to be transferred, and if the capital contribution to be transferred is not purchased, it shall be deemed to agree with the transfer. When the capital contribution is transferred with the consent of the shareholders, the other shareholders shall, under the same conditions, have the priority to purchase the transferred capital contribution. If two or more shareholders claim to exercise the right for prior purchasing, negotiate the respective purchase ratio; if the negotiation fails, the right of purchase shall be given priority according to the form of proportional contribution in the transfer.

III. After the shareholders transfer their capital contributions according to law, the company shall record the name and residence of the transferee and the amount of the transferred capital in the register of shareholders.

Chapter Four Qualifications and Obligations of the Organization and Senior Management of the Company

Article 16 In order to ensure the smooth and normal development of the company's production and operation activities, the company does not set up board of directors. The shareholders council shall elect one executive director and one supervisor, who are responsible for the planning, organization, leadership, coordination, and supervision of the company's production and operation activities.

Article 17 The company does not set up a manager, and the specific handling agencies such as the business department, finance department are responsible for handling the company's daily production and business activities.

Article 18 The executive directors and supervisors shall abide by the provisions of the articles of association of the company, the Company Law of the People's Republic of China and other relevant laws of the state.

Article 19 When studying and deciding on issues concerning the wages, welfare benefits, safety in production, labor protection, labor insurance and other issues involving in employees' immediate interests, the company shall listen to the opinions of the labor unions and employees of the company in advance, and invite the representatives of labor unions or the employees to attend the relevant meetings.

Article 20 When studying and deciding the major issues in production and operation and formulating important rules and regulations, the company shall listen to the opinions and suggestions of the labor unions and employees.

Article 21 No one may act as an executive director or supervisor of a company under any of the following circumstances:

I. A person who has no or limited capacity for civil exercise;

II. Persons who have guilty of embezzlement, bribery, misappropriation of property, misappropriation of property or disruption of social and economic order; those who are sentenced for less than five years or deprived of political rights for crimes. Those are within five years after the expiration of the implementation term.

III. The person who acted as the director or factory director or manager of the bankruptcy liquidation company (enterprise) due to poor management and was personally responsible for the bankruptcy of the company (enterprise), not exceeding three years since the completion of the bankruptcy liquidation of the company (enterprise);

IV. The person who is the legal representative of a company (enterprise) whose business license has been revoked for legal violation and bears personal responsibility, not exceeding three years since the date when the company (enterprise) was revoked his business license;

V. The person who has amount of debt owed by an individual is still not cleaned.

Article 22 No public servant of the state may concurrently serve as an executive director or supervisor of the company.

Article 23 The executive directors and supervisors shall abide by the articles of association of the company, faithfully perform their duties, safeguard the interests of the company, and shall not use their position and functions and powers of the company for the personal gains. No executive directors or supervisors may take advantage of their functions and powers to accept bribes or other illegal income, nor may they capture the company's property.

Article 24 No executive director may misappropriate funds or lend funds of the company to any units or individuals unrelated to the business of the company.

The executive director may not open an account to store the funds of the company in his own name or in the name of another person, nor may he invest the funds of the company in an external unit in his own name.

No executive director may guarantee the debts of shareholders or other individuals of the company with the assets of the company.

Article 25 The executive director shall not operate on his own account or the same or similar projects for another person the company in which he works, or engage in activities that do harm to the interests of the company. Once the business or activity mentioned above is engaged in, the income earned shall be owned by the company.

Chapter Five Shareholders’ Meeting

Article 26 The Company has set up the shareholders’ meeting. The shareholder meeting is composed of all the shareholders of the company, and is the highest authority of the company. At the shareholders’ meeting, the shareholders shall exercise their voting rights according to the proportion of their capital contributions. The shareholders attending the shareholders 'meeting must exceed more than half of the voting rights of all shareholders before the shareholders' meeting can be hold. For the first meeting, it will be hold by the shareholders who have invested most, and later the shareholders' meeting will be chaired by the executive director.

Article 27 The shareholders' meeting will exercise the following powers:

I. Decide on operating policy and investment plan for the company;

II. Elect and replace executive directors and decide on matters related to remuneration of executive directors;

III. Elect and replace supervisors who are not represented by employees, and decide on matters related to the remuneration of supervisors;

IV. Review and approve reports of executive directors or reports of supervisors;

V. Review and approve the company's annual financial forecast, final account plan, profit distribution and loss compensation plan;

VI. Make decision on the increase or reduction of the registered capital of the company;

VII. Make resolutions on the division, merger, dissolution, liquidation or change of the company’s form;

VIII. Revision of the articles of association of the company;

IX. Make resolutions on the bonds of the issuing company;

X. Other functions and powers specified in the articles of association of the company.

The shareholders 'meeting is divided into the regular meetings and the temporary meetings. The shareholders’ meeting is held regularly every six months and is convened and chaired by the executive director. When the executive director is unable to perform or fails to perform the duties of convening the shareholders’ meeting, the supervisor shall convene and preside over the meeting. The shareholders meeting shall be notified to all shareholders 15 days before the meeting.

(I) The shareholders’ meeting shall make resolutions on the matter under discussion. Make resolutions on such matters as amending the articles of association, increasing or reducing the registered capital, division, merger, dissolution or changing the form of the company. These must be approved by the shareholders;

(II) The shareholders’ meeting shall make the meeting minutes on matter under discussion. The shareholders present at the meeting shall sign the meeting minutes, which shall be saved as the permanent records of the company.

Chapter Six Executive Directors and Supervisors

Article 28 The Company does not have directors board and arrange an executive director. The executive director is elected by the shareholders’ meeting.

Article 29 The executive director shall be the legal representative of the company.

Article 30 The executive director is responsible for the shareholders’ meeting and exercises the functions and powers as follow:

I. Responsible for convening the shareholders’ meeting and reporting to the shareholders’ meeting;

II. Implement the resolution of the shareholders’ meeting and formulate the implementation rules;

III. Draft the business plan and investment plan for the company;

IV. Drat the company's annual financial forecast, final accounts, profit distribution, the loss remedy plan;

V. Draft plans for increasing and reducing the registered capital, division, changing the form of the company, dissolving, and establishment of the branch;

VI. Decide on the establishment of the internal management organization of the company and the selection and remuneration of the company manager;

VII. Appoint or dismiss the company manager and the person in charge of finance and decide on their remuneration;

VIII. Formulate the basic management system of the company.

Article 31 The term of the executive director is three years and can be reelected and serve anther term. Before the term of an executive director expires, the shareholders board may not dismiss him without reason.

Article 32 The company does not have the board of supervisors, but arrange for only one supervisor, who is elected by the shareholders’ meeting; The term of the supervisor is three years, and may be re-elected when the term expires; No executive director or financial person in charge of the company may concurrently serve as a supervisor.

Article 33 Functions and powers of Supervisors

I. Check the company's finances;

II. Supervise executive directors and senior managers performing company’s duties, and make recommendations for the recall of executive directors and senior managers who violate laws, administrative regulations, articles of association or resolutions of the shareholders’ meeting;

III. Ask the executive director to make corrections when the acts of the executive director do harm to the interests of the company; Convene and preside over a meeting of the shareholders’ meeting when an executive director fails to perform the duties of convening and presiding over the shareholders' meeting as prescribed in this law;

IV. Submit proposals at the shareholders’ meeting;

V. In accordance with the provisions of Article 152 of the Company Law of the People's Republic of China, institute the lawsuit against the executive directors and senior management personnel;

VI. Other functions and powers specified in the articles of association of the company.

Chapter Seven Finance and Accounting

Article 34 The Company shall establish the own financial and accounting system in accordance with laws, administrative regulations and the regulations of the state financial administrative department.

Article 35 By the end of each accounting system, the company shall make financial and accounting statements, conduct audits according to the regulations of the state and relevant departments, submit them to the departments of finance, taxation, industry and commerce administration, etc., and sends them to the shareholders for review.

Financial and cross-office reports include the following accounting statements and subsidiary statements:

I. Balance sheet; II. Profits and losses statement; III. Change statement of financial position; IV. Statement of financial position; V. Profit distribution statement.

Article 36 When the company distribute annual after-tax profits, 10% of the withdrawal profits shall be included in the statutory provident fund, and the company's statutory provident fund shall not be withdrawn when the cumulative amount exceeds 50% of the registered capital of the company.

If the statutory provident fund of the company is insufficient to remedy the losses of the previous year, it shall first use the profits of the current year to remedy the losses before the statutory provident fund is drawn according to the provisions of the preceding paragraph.

Article 37 After the company makes up the losses and draws the provident fund, the remaining after-tax profits shall be distributed according to the proportion of the shareholders’ contributions.

Article 38 When the statutory provident fund is converted into capital, the retained reserve fund shall not be less than 25% of the registered capital of the company before the conversion.

In addition to the statutory accounting books, the company may not set the separate accounting books.

Accounting books, statements and all kinds of vouchers shall be collected in the book form and filed in accordance with the relevant regulations of the Ministry of Finance, and properly saved as important archival materials.

Chapter Eight Merger, Division and Change of the Registered Capital

Article 39 If the company merges, divides or reduces the registered capital, the shareholders’ meeting of the company shall make a resolution; Sign an agreement in accordance with the requirements of the Company Law of the People's Republic of China, to liquidate assets, prepare lists of assets & liabilities and property, inform creditors and announce, process the relevant procedures according to the law.

Article 40 When a company merges, divides or reduces its registered capital, prepare the balance sheet and the list of assets and liabilities, inform the creditors within 10 days, and announce the matter in the newspaper within 30 days. The creditor shall have the right to require the company to pay off its debts or provide corresponding guarantees within 30 days from the receipt date of the notice and within 45 days from the announcement date of the failure to receive the notice.

Article 41 If a company merges or divides, changes the registered items, handle with the change of the register in the company’s registration authority according to law; If the company is dissolved, cancel the registration of the company according to law; For establishing a new company, handle with the registration of the establishment of the company according to law.

If the company increases or reduces the registered capital, handle the change of the register in the company’s registration authority according to law.

Chapter Nine Bankruptcy, Dissolution, Termination and Liquidation

Article 42 When the company is dissolved due to the provisions (1)(2)(4)(5) in Article 181 of the Company Law of the People's Republic of China, establish the liquidation group to start liquidation within 15 days from the date of the dissolution occurrence. If the liquidation group is not established within the limited time, the creditors may apply to the people's court to appoint the relevant persons to form a liquidation group for liquidation.

The liquidation group of the company will notify the creditors within 10 days from the date of the establishment and will announce the event in the newspaper within 60 days. The creditors shall declare their claims to the liquidation group within 30 days from the receipt date of the notice and within 45 days from the announcement date if they fail to receive the notice,.

The company's property shall be paid for the liquidation expenses, employees’ wages, social insurance expenses and statutory compensation, and the remaining assets after paying the taxes owed and paying off the debts, the limited liability company shall allocate it according to the proportion of the capital contributions of the shareholders.

After completing the liquidation, the company shall apply to the company registration authority for cancelling the company registration according to the law.

Chapter Ten Supplemental Provisions

Article 43 The interpretation right for the articles of association belongs to the shareholders’ meeting of the company.

Article 44 The articles of association of the company shall take effect after the signatures and stamps of all the shareholders.

Article 45 The shareholders 'meeting proposes the company may amend the articles of association. After the amendment of the articles of association must be approved by the representatives of the shareholders' board exceeding two-thirds of the company's voting rights, the legal representative of the company shall sign and report to the company registration authority for the record.

Article 46 In case that the articles of association of a company be in conflict with the state laws, administrative regulations, and decisions of the State Council, etc., be subject to the state laws, administrative regulations and decisions of the State Council.

Signature of all shareholders:

November 2nd, 2018